UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
_______________________

Date of Report
(Date of earliest event reported)
October 10, 2018

              REGAL BELOIT CORPORATION
(Exact name of registrant as specified in its charter)

Wisconsin	1-7283	39-0875718
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

  200 State Street, Beloit, Wisconsin 53511
(Address of principal executive offices, including zip code)

  (608) 364-8800
(Registrant’s telephone number, including area code)

              REGAL BELOIT CORPORATION
(Former name or former address, if changed since last report)
_______________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(A) of the Exchange Act.        ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed, on September 23, 2018, Regal Beloit Corporation (the “Company”) announced that Mark J. Gliebe, Chairman of the Board and Chief Executive Officer of the Company, will be retiring following the completion of calendar year 2018. The Board of Directors of the Company has begun a process to identify Mr. Gliebe’s successor, and Mr. Gliebe will continue to lead the Company until his successor has been appointed.

As anticipated, the Company and Mr. Gliebe entered into a Retirement Agreement, dated October 10, 2018 (the “Retirement Agreement”), which contains financial and other terms relating to Mr. Gliebe’s impending retirement. The material provisions of the Retirement Agreement are summarized in this Current Report on Form 8-K.

Mr. Gliebe will resign from the role of Chief Executive Officer of the Company upon the effective date of the appointment of a new Chief Executive Officer (the “Transition Date”), and at that time he will also resign from all officer and director positions that he holds with the Company and any of its affiliates, including his role as a director and as Chairman of the Board of Directors of the Company. For 90 days following the Transition Date, Mr. Gliebe will continue in the Company’s employment as a full-time employee (the “Transition Period”), and his duties will be to provide transition assistance to the new Chief Executive Officer as may be reasonably requested by the Board. Mr. Gliebe’s employment with the Company will automatically terminate at the end of the Transition Period (the “Retirement Date”).

Mr. Gliebe will continue to receive his current base salary through the start of the Transition Period. Prior to the start of the Transition Period, the Company and Mr. Gliebe will agree on the base salary to be paid to Mr. Gliebe during the Transition Period. Through the Retirement Date, Mr. Gliebe will continue to be eligible to participate in the Company’s employee benefits plans, programs and arrangements, except that he will not be granted an annual incentive award for the 2019 annual performance period and will not be eligible to receive a grant of equity awards in 2019. Following the Retirement Date, the Company will pay Mr. Gliebe his accrued but unpaid base salary and his accrued but unpaid vacation, and he will be entitled to all vested benefits required to be paid under any qualified retirement, welfare or other benefit plan sponsored by the Company. Mr. Gliebe will be entitled to receive retirement benefits under the Company’s Target Supplemental Retirement Plan (the “SERP”) at the time of his retirement, in accordance with the terms of the SERP.

In addition to the salary and benefits discussed above, Mr. Gliebe will also receive the following, in addition to other immaterial benefits, upon or following the Retirement Date, if he does not voluntarily resign without the Company’s consent prior to the Retirement Date, is not terminated by the Company for cause prior to the Retirement Date, and is in compliance in all material respects with the covenants and other obligations contained in the Retirement Agreement:

•
accelerated and full vesting of all outstanding and unvested stock appreciation rights and time-based vesting restricted stock units, with the stock appreciation rights remaining exercisable until the earlier of the first anniversary of the Retirement Date or the expiration of the awards;

•	pro rata vesting (based on number of days employed for the applicable performance period) of outstanding and unvested performance share units based on the level of achievement of the current performance goals applicable to the awards determined as of the Retirement Date; and

•
unless already paid, payment of his annual incentive award with respect to the 2018 performance period, subject to achievement of the performance goals relative to the award and without regard to whether he is still an employee of the Company at time of payment.

In consideration of these various payments, Mr. Gliebe has agreed within the Retirement Agreement to customary non-competition, non-solicitation and non-interference covenants and releases of claims.

Mr. Gliebe will also receive up to $50,000 in reimbursement from the Company to cover the cost of his legal fees relating to the negotiation of the Retirement Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGAL BELOIT CORPORATION

Date: October 10, 2018    By: /s/ Thomas E. Valentyn
Thomas E. Valentyn
Vice President, General Counsel and Secretary